Exhibit 99.1

Conference Call and Webcast Today, May 9, 2022 at 10:00 a.m. ET 773/305-6853, conference ID 9879579 or www.bbgi.com Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley	Joseph Jaffoni, Jennifer Neuman
Chief Executive Officer	JCIR
Beasley Broadcast Group, Inc.	212/835-8500 or bbgi@jcir.com
239/263-5000 or ir@bbgi.com

BEASLEY BROADCAST GROUP FIRST QUARTER NET REVENUE RISES 15.6% TO $55.7 MILLION

Quarterly Net Revenue Growth Driven by a 13.5% Increase in

Audio Segment Revenue and a 35.5% Increase in Digital Segment Revenue

NAPLES, Florida, May 9, 2022 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI) (“Beasley” or the “Company”), a multi-platform media company, today announced operating results for the three months ended March 31, 2022.

Summary of First Quarter Results

In millions, except per share data	Three Months Ended March 31,
	2022	2021
Net revenue	$55.7	$48.2
Operating loss [1]	2.7	2.5
Net loss [1]	3.7	10.7
Net loss per diluted share [1]	$0.13	$0.36
Station operating income (SOI - non-GAAP)	5.9	5.2

[1]

Operating loss, net loss attributable to BBGI stockholders and net loss per diluted share reflect a $1.9 million non-cash impairment loss in the three months ended March 31, 2022. Net loss attributable to BBGI stockholders and net loss per diluted share reflect a $5.0 million loss on extinguishment of long-term debt in the three months ended March 31, 2021.

Net revenue during the three months ended March 31, 2022 increased 15.6% to $55.7 million, primarily reflecting a year-over-year increase in audio and digital revenue due to the continued recovery of the commercial advertising market from the effects of the COVID-19 pandemic.

-more-

Beasley Broadcast Group, 5/9/22	page 2

Beasley reported an operating loss of $2.7 million in the first quarter of 2022 compared to an operating loss of $2.5 million in the first quarter of 2021. The increase in operating loss is primarily the result of an increase in operating expenses, which reflects additional cost of sales related to the revenue increase, other expenses related to sports and marketing, and additional expenses related to the Company’s digital agency build out. Operating loss in the three months ended March 31, 2022 reflects a $1.9 million non-cash impairment loss related to the sale of WWNN-AM in Boca Raton on April 1, 2022.

Interest expense increased $1.1 million to $6.8 million in the first quarter of 2022, resulting from the issuance of senior secured notes in February 2021. As a result of these factors, Beasley reported a net loss of $3.7 million, or $0.13 per diluted share, in the three months ended March 31, 2022, compared to a net loss of $10.7 million, or $0.36 per diluted share, in the three months ended March 31, 2021 which also included a $5.0 million loss on extinguishment of long-term debt related to the issuance of 8.625% secured senior notes on February 2, 2021.

SOI increased by $0.6 million to $5.9 million in the first quarter of 2022 from $5.2 million in the first quarter of 2021. The increase is primarily attributable to higher net revenue, which more than offset higher operating expenses.

Please refer to the “Calculation of SOI” and “Reconciliation of Net Loss Attributable to BBGI Stockholders to SOI” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the financial results, Caroline Beasley, Chief Executive Officer, said, “First quarter results highlight ongoing progress toward our goal of returning all of our revenue sources to pre-pandemic levels. Net revenue rose 15.6% inclusive of a 35.5% rise in digital segment revenue, which accounted for 14% of total net revenue in the quarter, marking further success of our digital transformation strategies. Comparing our revenue performance to the first quarter of 2019, revenue was down $2.0 million, or 3.4%, as the 2019 results benefited from events and other revenue that has not fully recovered from the effects of the COVID-19 pandemic.

“Total outstanding debt as of March 31, 2022 was $300.0 million, as we did not have any scheduled debt payments during the quarter, and we had $50.7 million of cash and cash equivalents on hand at quarter end. We made an interest payment of approximately $12.9 million in February and repurchased $5.0 million of our 8.625% senior secured notes at a discount early in the second quarter. Our strong liquidity position enables us to make debt repayments while providing us with increased financial flexibility to pursue a potential acquisition or investment within the digital space, should an opportunity arise that could accelerate our digital growth, provide synergies or improve financial results.

“Looking ahead to the second quarter and second half of 2022, our focus remains on driving further revenue diversification and audience expansion, improving margins, benefiting from the return of the political cycle, maintaining a strong and flexible balance sheet, reducing net leverage and growing free cash flow. We expect progress on each of these fronts as we continue to close the gap on our pre-pandemic revenue and SOI levels and grow from there. I am extremely proud of our team members across the Company for everything they have done and are doing to help us move past the challenges presented by the pandemic. We have clearly accomplished a lot and I believe we have many more opportunities ahead to build the Company and enhance stockholder value.”

Beasley Broadcast Group, 5/9/22	page 3

Conference Call and Webcast Information

The Company will host a conference call and webcast today, May 9, 2022, at 10:00 a.m. ET to discuss its financial results and operations. To access the conference call, interested parties may dial 773/305-6853, conference ID 9879579 (domestic and international callers). Participants can also listen to a live webcast of the call at the Company’s website at www.bbgi.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the webcast can be accessed for five days on the Company’s website, www.bbgi.com.

Questions from analysts, institutional investors and debt holders may be e-mailed to ir@bbgi.com at any time up until 9:00 a.m. ET on Monday, May 9, 2022. Management will answer as many questions as possible during the conference call and webcast (provided the questions are not addressed in their prepared remarks).

About Beasley Broadcast Group

The Company owns and operates 61 stations (47 FM and 14 AM) in 14 large- and mid-size markets in the United States. Approximately 20 million consumers listen to the Company’s radio stations weekly over-the-air, online and on smartphones and tablets, and millions regularly engage with the Company’s brands and personalities through digital platforms such as Facebook, Twitter, text messaging, digital and web applications and email. The Overwatch League’s Houston Outlaws esports team is a wholly owned subsidiary. The Company also owns BeasleyXP, a national esports content hub, and AXLR-R8, a Rocket League Championship Series team, in its esports portfolio. For more information, please visit www.bbgi.com.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

Free Cash Flow (FCF) consists of SOI less corporate expenses, interest expense, current income tax expense and capital expenditures plus stock-based compensation expense, net proceeds from dispositions, amortization of debt issuance costs and interest income.

SOI and FCF are measures widely used in the radio broadcast industry. The Company recognizes that because SOI and FCF are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures employed by other companies. However, management believes that SOI and FCF provide meaningful information to investors because they are important measures of how effectively we operate our business (i.e., operate radio stations) and assist investors in comparing our operating performance with that of other radio companies.

-more-

Beasley Broadcast Group, 5/9/22	page 4

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “looking ahead,” “intends,” “believe,” “hope,” “plan,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about expected financial results; stockholder value; and growth. Key risks are described in our reports filed with the Securities and Exchange Commission (“SEC”), including in our annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including:

•	the effects of the COVID-19 pandemic, including its potential effects on the economic environment and our results of operations, liquidity and financial condition;

•	external economic forces that could have a material adverse impact on our advertising revenues and results of operations;

•	the ability of our radio stations to compete effectively in their respective markets for advertising revenues;

•	our ability to develop compelling and differentiated digital content, products and services;

•	audience acceptance of our content, particularly our radio programs;

•	our ability to respond to changes in technology, standards and services that affect the radio industry;

•	our dependence on federally issued licenses subject to extensive federal regulation;

•	actions by the FCC or new legislation affecting the radio industry;

•	increases to royalties we pay to copyright owners or the adoption of legislation requiring royalties to be paid to record labels and recording artists;

•	our dependence on selected market clusters of radio stations for a material portion of our net revenue;

•	credit risk on our accounts receivable;

•	the risk that our FCC licenses and/or goodwill could become impaired;

•	our substantial debt levels and the potential effect of restrictive debt covenants on our operational flexibility and ability to pay dividends;

•	the potential effects of hurricanes on our corporate offices and radio stations;

•	the failure or destruction of the internet, satellite systems and transmitter facilities that we depend upon to distribute our programming;

•	disruptions or security breaches of our information technology infrastructure;

•	the loss of key personnel;

•	our ability to integrate acquired businesses and achieve fully the strategic and financial objectives related thereto and their impact on our financial condition and results of operations;

•	the fact that our Company is controlled by the Beasley family, which creates difficulties for any attempt to gain control of our Company; and

•	other economic, business, competitive, and regulatory factors affecting our business, including those set forth in our filings with the SEC.

Our actual performance and results could differ materially because of these factors and other factors discussed in our SEC filings, including but not limited to our annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of May 9, 2022, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 5/9/22	page 5

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,
	2022	2021
Net revenue	$55,720,268	$48,212,040

Operating expenses:
Operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below)	49,830,436	42,967,871
Corporate expenses (including stock-based compensation)	4,233,460	3,905,289
Depreciation and amortization	2,515,900	2,951,901
Impairment loss	1,857,226	—
Gain on disposition	—	(191,988)
Other operating expenses	—	1,100,000

Total operating expenses	58,437,022	50,733,073
Operating loss	(2,716,754)	(2,521,033)
Non-operating income (expense):
Interest expense	(6,849,037)	(5,778,071)
Loss on extinguishment of long-term debt	—	(4,996,731)
Other income, net	872	38,413

Loss before income taxes	(9,564,919)	(13,257,422)
Income tax benefit	(5,849,318)	(2,602,886)

Loss before equity in earnings of unconsolidated affiliates	(3,715,601)	(10,654,536)
Equity in earnings of unconsolidated affiliates, net of tax	(23,344)	(30,105)

Net loss	(3,738,945)	(10,684,641)
Earnings attributable to noncontrolling interest	—	129,249

Net loss attributable to BBGI stockholders	$(3,738,945)	$(10,555,392)

Basic and diluted net loss per share	$(0.13)	$(0.36)

Basic and diluted common shares outstanding	29,370,789	29,302,799

Selected Balance Sheet Data – Unaudited

(in thousands)

	March 31, 2022	December 31, 2021
Cash and cash equivalents	$50,707	$51,379
Working capital	61,705	67,696
Total assets	746,633	762,088
Long-term debt, net of unamortized debt issuance costs	294,170	293,790
Stockholders’ equity	$259,541	$263,082

-more-

Beasley Broadcast Group, 5/9/22	page 6

Selected Statement of Cash Flows Data – Unaudited

	Three months ended March 31,
	2022	2021
Net cash provided by operating activities	$735,374	$2,354,007
Net cash used in investing activities	(1,375,775)	(666,768)
Net cash provided by (used in) financing activities	(31,544)	33,763,934

Net increase (decrease) in cash and cash equivalents	$(671,945)	$35,451,173

Calculation of SOI

	Three months ended March 31,
	2022	2021
Net revenue	$55,720,268	$48,212,040
Operating expenses	(49,830,436)	(42,967,871)

SOI	$5,889,832	$5,244,169

Reconciliation of Net Loss Attributable to BBGI Stockholders to SOI

	Three months ended March 31,
	2022	2021
Net loss attributable to BBGI stockholders	$(3,738,945)	$(10,555,392)
Corporate expenses	4,233,460	3,905,289
Depreciation and amortization	2,515,900	2,951,901
Impairment loss	1,857,226	—
Gain on disposition	—	(191,988)
Other operating expenses	—	1,100,000
Interest expense	6,849,037	5,778,071
Loss on extinguishment of long-term debt	—	4,996,731
Other income, net	(872)	(38,413)
Income tax benefit	(5,849,318)	(2,602,886)
Equity in earnings of unconsolidated affiliates, net of tax	23,344	30,105
Earnings attributable to noncontrolling interest	—	(129,249)

SOI	$5,889,832	$5,244,169

Reconciliation of Net Revenue to FCF

	Three months ended March 31,
	2022	2021
Net revenue	$55,720,268	$48,212,040
Operating expenses	(49,830,436)	(42,967,871)
Corporate expenses	(4,233,460)	(3,905,289)
Net proceeds from disposition	—	362,500
Stock-based compensation expense	227,250	520,801
Interest expense	(6,849,037)	(5,778,071)
Amortization of debt issuance costs	380,211	411,363
Interest income	3,235	2,589
Current income tax expense	—	—
Capital expenditures	(1,386,750)	(1,029,268)

FCF	$(5,968,719)	$(4,171,206)

#  #  #